EXHIBIT 99.1

Applied Industrial Technologies Reports
Fiscal 2016 Fourth Quarter and Year-End Results

Company provides initial fiscal year 2017 outlook
CLEVELAND, OHIO (August 12, 2016) - Applied Industrial Technologies (NYSE: AIT) today reported results for its fourth quarter and fiscal 2016 year ended June 30, 2016.
Net sales for the quarter were $634.0 million, a decrease of 6.4% compared with $677.5 million in the same quarter a year ago. The overall sales decrease for the quarter reflects a 2.4% increase from acquisition-related volume, offset by a 7.6% decrease in our underlying operations and a negative 1.2% foreign currency translation impact. Of the 7.6% decrease in underlying operations, 3.9% is attributable to sales in traditional core operations with the remainder associated with sales in our operations serving the upstream oil and gas markets. Net income for the quarter was $26.1 million, or $0.66 per share, compared with $28.0 million, or $0.70 per share, in the fourth quarter of fiscal 2015.
For the 12 months ended June 30, 2016, net sales were $2.52 billion, a decrease of 8.4% compared with $2.75 billion last year. Net income was $29.6 million, or $0.75 per share, compared with $115.5 million, or $2.80 per share, in the prior year. The current year results include a third quarter non-cash charge of $1.62 per share for goodwill impairment and a third quarter charge of $0.13 per share for restructuring activities.
Commenting on the results, Applied's President & Chief Executive Officer Neil A. Schrimsher said, “Our fourth quarter and full-year results reflect an economic environment that continues to be challenging. Sequentially, fourth quarter demand was generally flat compared to the third quarter, including reduced demand in oil and gas, mining and other industrial end markets.”

“Throughout fiscal 2016, we were disciplined in our operations, implementing appropriate cost controls and restructuring measures that lower our cost base and strengthen our competitive position. We remain on track to realize the targeted $7.8 million in SD&A savings that we introduced in April with our third quarter results.”

“Across Applied, we have opportunities to advance our business in the current industrial economy and position ourselves for improvement in long-term performance. We are continuing to build on our strengths via investments in technology, talent initiatives and strategic acquisitions, as evidenced by our recent acquisition of Seals Unlimited. This is an excellent addition that enhances our bearings and power transmission platform in Eastern Canada. We are also excited about the new Applied.com e-commerce site that will launch later this month, and we look forward to providing our stakeholders with updates on these and other initiatives as the new year progresses.”

Balance Sheet and Liquidity
During fiscal 2016, the Company returned more than $80 million to shareholders via dividends and share repurchases. The Company did not purchase any shares of its common stock in open market transactions during the fourth quarter. For full fiscal year, the Company purchased 951,100 shares for $37.5 million. At June 30, 2016, the Company had remaining authorization to purchase 296,200 additional shares.

Outlook
Today the Company also provided its initial outlook for fiscal year 2017. For the full year, the Company is forecasting a sales change in the range of negative 3.0% to up 1.0%, and expects earnings per share in the range of $2.40 to $2.60 per share.

Mr. Schrimsher concluded, “In this current industrial economic environment, we remain focused on serving our customers, enhancing our value-add capabilities and delivering benefits for all Applied stakeholders. With our solid foundation, strong balance sheet and significant position as a well-diversified industrial distributor, we have much to offer and even greater potential, and we are committed to performing in any environment.”

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on August 12, 2016. Neil A. Schrimsher - President & CEO, and Mark O. Eisele - CFO will discuss the Company's performance. To join the call, 1-888-343-1302 or 1-303-223-4368 (for International callers). A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 1-800-633-8284 or 1-402-977-9140 (International) using passcode 21814774.

About Applied Industrial Technologies
Founded in 1923, Applied Industrial Technologies is a leading industrial distributor serving MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “will,” “expect,” “forecast” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, the performance of acquired businesses, currency exchange movements, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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CONTACT INFORMATION

INVESTOR RELATIONS
Mark O. Eisele
Vice President - Chief Financial Officer & Treasurer
216-426-4417
CORPORATE & MEDIA RELATIONS
Julie A. Kho
Manager, Public Relations
216-426-4483

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net Sales	$ 634,006	$ 677,540	$2,519,428	$2,751,561
Cost of sales	455,556	485,734	1,812,006	1,981,747
Gross Profit	178,450	191,806	707,422	769,814
Selling, distribution and administrative,
including depreciation	136,005	143,931	553,827	585,195
Goodwill impairment	0	0	64,794	0
Operating Income	42,445	47,875	88,801	184,619
Interest expense, net	2,059	2,131	8,763	7,869
Other expense (income), net	(64)	1,142	1,060	879
Income Before Income Taxes	40,450	44,602	78,978	175,871
Income Tax Expense	14,383	16,557	49,401	60,387
Net Income	$ 26,067	$ 28,045	$ 29,577	$ 115,484
Net Income Per Share - Basic	$ 0.67	$ 0.70	$ 0.75	$ 2.82
Net Income Per Share - Diluted	$ 0.66	$ 0.70	$ 0.75	$ 2.80
Average Shares Outstanding - Basic	39,030	40,062	39,254	40,892
Average Shares Outstanding - Diluted	39,286	40,335	39,466	41,187

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

In fiscal 2016, reductions in U.S. inventories, primarily in the bearings pool, resulted in liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years. The overall impact of these LIFO layer liquidations occurred in the fourth quarter of fiscal 2016 and increased gross profit by $2.1 million in the fourth quarter and for the year ended June 30, 2016. There were no LIFO layer liquidation benefits recognized for the period ended June 30, 2015.

(2) During the third quarter of fiscal 2016, the Company performed its annual goodwill impairment test. As a result of the test, the Company determined that all of the goodwill associated with the Australia/New Zealand Service Center Based Distribution reporting unit was impaired as of January 1, 2016. This impairment is the result of the decline in the mining and extraction industries in Asia and the resulting reduced customer spending due to a decline in demand throughout Asia. Further, due to sustained declines in oil prices and reduced customer spending in Canada, the Company determined that the goodwill associated with the Canada Service Center Based Distribution reporting unit was also impaired as of January 1, 2016. Accordingly, the Company recognized a gross combined impairment charge of $64.8 million for goodwill in the third quarter of fiscal 2016, which after taxes had a negative impact on earnings of $63.8 million and reduced earnings per share by $1.62 per share.

(3) On June 14, 2016, the Company acquired the stock of Seals Unlimited, a distributor of sealing, fastener and hose products for a purchase price of $6.4 million. The financial results of the operations acquired have been included in the Service Center Based Distribution Segment as of the acquisition date.

(4) In November 2015, the FASB issued its final standard for the balance sheet classification of deferred taxes. The amendments in this standard require that deferred tax assets and liabilities be classified as noncurrent in the balance sheet. This update is effective for financial statements issued for annual periods beginning after December 15, 2016, with early adoption permitted. The Company has early adopted this standard in the second quarter of fiscal 2016 and has applied the new standard retrospectively to the prior period presented in the Condensed Consolidated Balance Sheets. The impact of this change in accounting principle on balances previously reported as of June 30, 2015 was to decrease other current assets $13.3 million, increase other assets $10.9 million and decrease other liabilities $2.4 million.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30,	June 30,
	2016	2015

Assets
Cash and cash equivalents	$ 59,861	$ 69,470
Accounts receivable, less allowances of $11,034 and $10,621	347,857	376,305
Inventories	338,221	362,419
Other current assets	35,687	37,816
Total current assets	781,626	846,010
Property, net	107,765	104,447
Goodwill	202,700	254,406
Intangibles, net	191,240	198,828
Other assets	29,198	28,865
Total Assets	$ 1,312,529	$ 1,432,556

Liabilities
Accounts payable	$ 148,543	$ 179,825
Current portion of long-term debt	3,352	3,349
Other accrued liabilities	122,493	126,898
Total current liabilities	274,388	310,072
Long-term debt	324,982	317,646
Other liabilities	55,243	63,510
Total Liabilities	654,613	691,228
Shareholders' Equity	657,916	741,328
Total Liabilities and Shareholders' Equity	$ 1,312,529	$ 1,432,556

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Year Ended
	June 30,
	2016	2015

Cash Flows from Operating Activities
Net income	$ 29,577	$ 115,484
Adjustments to reconcile net income to net cash provided
by operating activities:
Goodwill impairment	64,794	0
Depreciation and amortization of property	15,966	16,578
Amortization of intangibles	25,580	25,797
Amortization of stock appreciation rights and options	1,543	1,610
Loss (gain) on sale of property	337	(1,291)
Other share-based compensation expense	2,524	2,896
Changes in assets and liabilities, net of acquisitions	22,888	(3,445)
Other, net	(2,217)	(3,091)
Net Cash provided by Operating Activities	160,992	154,538
Cash Flows from Investing Activities
Property purchases	(13,130)	(14,933)
Proceeds from property sales	603	1,932
Acquisition of businesses, net of cash acquired	(62,504)	(160,620)
Net Cash used in Investing Activities	(75,031)	(173,621)
Cash Flows from Financing Activities
Net repayments under revolving credit facility	(19,000)	(17,000)
Long-term debt borrowings	125,000	170,000
Long-term debt repayments	(98,662)	(2,717)
Deferred financing costs	(719)	0
Purchases of treasury shares	(37,465)	(76,515)
Dividends paid	(43,330)	(42,663)
Acquisition holdback payments	(18,913)	(7,693)
Other, net	1,104	1,277
Net Cash (used in) provided by Financing Activities	(91,985)	24,689
Effect of Exchange Rate Changes on Cash	(3,585)	(7,325)
Decrease in cash and cash equivalents	(9,609)	(1,719)
Cash and cash equivalents at beginning of period	69,470	71,189
Cash and Cash Equivalents at End of Period	$ 59,861	$ 69,470